Period Ended May 31, 2004

John Hancock Sovereign Bond Fund

John Hancock Bond Fund
Series - 1
NAV per share - Class C $14.98
NAV per share - Class I $14.98
NAV per share - Class R $14.98
Dividends from net investment income
Per share Class C - 0.6552
Per share Class I - 0.8303
Per share Class R - 0.5912